Exhibit 99.2

UNITED REFINING ENERGY CORP. COMPLETES INITIAL PUBLIC OFFERING

New York, NY, December 17, 2007 – United Refining Energy Corp. (AMEX: URX.U) (the “Company”) announced today it has closed its initial public offering of 45,000,000 units. The units were sold at an offering price of $10.00 per unit. Each unit issued in the initial public offering consists of one share of the Company’s common stock, $.0001 par value per share (the “Common Stock”), and one warrant to purchase one share of Common Stock.

The Company was formed and organized by United Refining, Inc., a Delaware corporation, which is indirectly owned and controlled by John A. Catsimatidis, the Company’s Chairman and Chief Executive Officer. Prior to the effectiveness of the public offering, the Company consummated a private placement of 15,600,000 warrants at $1.00 per warrant to United Refining, Inc. The warrants sold in the private placement are substantially similar to those underlying the units sold in the initial public offering. The initial public offering and the private placement generated gross proceeds in an aggregate amount of $465,600,000 to the Company. Deutsche Bank Securities Inc. and Maxim Group LLC acted as joint bookrunning managers and joint representatives of the underwriters of the initial public offering. Ellenoff Grossman & Schole LLP acted as counsel to the Company and Lowenstein Sandler P.C. acted as counsel to the underwriters’ representatives.

United Refining Energy Corp. is a blank check company recently incorporated for the purpose of merging with, engaging in a capital stock exchange with, purchasing all or substantially all of the assets of, or engaging in any other similar business combination with one or more operating businesses in the energy industry, with a particular focus on businesses or assets involved in the refining of petroleum products, but will not be limited to pursuing acquisition opportunities only within that industry.

A registration statement relating to these units and the underlying securities was declared effective by the Securities and Exchange Commission on December 11, 2007. This press release shall not constitute an offer to sell nor the solicitation of an offer to buy any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction. A copy of the prospectus relating to this offering may be obtained from Deutsche Bank Securities Inc., Attention: Prospectus Department, 100 Plaza One, Jersey City, New Jersey 07311, by telephone at 800-503-4611 or by e-mailing prospectusrequest@list.db.com or Maxim Group LLC, 405 Lexington Avenue, New York, New York 10174, Telephone: (800) 724-0761.

Company Contact:

James E. Murphy, Chief Financial Officer

823 Eleventh Avenue

New York, New York 10019

Telephone: (212) 956-5803